Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Forbes Energy Services, Ltd.
Alice, Texas
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-222852) and Form S-8 (No. 333-219990) of Forbes Energy Services, Ltd. of our report dated April 2, 2018, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Austin, Texas
April 2, 2018